UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
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SM&A
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The following information package was delivered to SM&A’s Leadership Team (Product Executives, Account Executives, Proposal Managers, Site Leads and Headquarters Staff).

Communication to Leadership Team
(Product Executives, Account Executives, Proposal Managers, Site Leads and HQ Staff)
•	Key Points to Cover in Employee Communications

•	Frequently Asked Questions about the Transaction

Key Points for Leadership Team
What is happening
▪	On October 31, 2008, SM&A and Odyssey Investment Partners, LLC announced that we signed an Agreement for Odyssey to acquire SM&A. In this document, the Purchase Agreement will be referred to as the Transaction.

▪	We want to give you as much information as possible regarding the Transaction so you can be prepared to respond to employees’ and clients’ potential questions.

▪	The proposed Transaction calls for SM&A stockholders to receive $6.25 per share, which represents a premium of 159% over the trading price of SM&A’s common stock at close of business on October 30, 2008. This values the Transaction at approximately $119.6 million.

▪	The Transaction is not complete until it is approved by shareholders, approved by the appropriate government regulatory agencies, and goes through the customary closing process. We expect this process to conclude by the end of 2008.
Schedule of activities
Generally, here is a schedule of Transaction announcement activities:
▪	On October 31, a press release was sent announcing that SM&A has agreed to be acquired by Odyssey.

▪	Immediately following this release, all SM&A employees received an e-mail from Cathy McCarthy with the press release/announcement attached.

▪	During normal business hours on October 31, a letter to all Clients, signed by Cathy McCarthy, was distributed to the AEs via email. SM&A leadership also held an onsite meeting at Newport Beach .

▪	An All Hands Call is scheduled for 9:00 a.m. Pacific Time, on Monday, November 3, for Cathy to discuss the Transaction with employees. The call will be available for replay for those in the field unable to participate.

▪	Employees will be able to access Transaction-related information on the Knowledge Management (KM) site to keep them fully informed and track the progress of this Transaction.
What you can do to help
The success of this Transaction will rely in large part on maintaining the momentum of our business. We must keep delivering quality service to our clients and meet our commitments to them and each other. We are expecting you to continue to lead employees through the transition and encourage them to remain focused on the goal of meeting the needs of our internal and external customers. Do your best to maintain “business as usual” during the transition:
▪	Execute a successful quarter. We must continue to focus on meeting our planned business goals and taking care of our clients during the Transaction approval process.

▪	Complete the 2009 strategic planning process and operation plan.

▪	Keep the lines of communication open. The process will move more smoothly if everyone participates in driving the success of the Transaction through open communication.
What you can tell employees
▪	We are aware that the release of this information may create some uncertainty. Employees will have many questions in the weeks to come as the Transaction process moves forward. We are committed to open and honest communication. However, due to legal requirements, we are restricted in what information can be shared before the Transaction is approved. We will communicate as much and as often as we can throughout the process, and will count on you as leaders to help keep our employees informed.

▪	We have prepared a list of anticipated questions and answers for you to use in discussing the Transaction with our employees. This information will help dispel rumors, and keep the SM&A team informed and focused on our day-to-day business.

▪	Employees are encouraged to e-mail questions regarding this Transaction to Katie Haddock, SM&A’s new Director of Corporate Communications (Katie.Haddock@smawins.com). As questions are received, they will be answered and then posted to a FAQ (Frequently Asked Questions) list. The Transaction KM site will keep employees up to date on activities and decisions as they are available. Employees who have not yet found their way to the KM website can take this opportunity to become acquainted with this communication tool, and should be encouraged to visit the site often for Transaction updates.
What you can share with non-employees
▪	Once the announcement is made, you may share any “public” information, to include the Press Release. If appropriate, direct individuals to our external website, where they can read the news directly. Do not try to interpret the Release or speculate on future events related to this Transaction.

▪	Calls from the media or analysts should be directed to Katie Haddock, Director of Corporate Communications and investors should be directed to Jim Eckstaedt, CFO and EVP Finance. Any questions you have about what is and is not appropriate to share should be directed to Katie or Jim.

Frequently Asked Questions about the SM&A Odyssey Transaction
General
Why are we doing this?
•	Odyssey Investment Partners will be a strong financial partner with a long-term outlook. They will permit the company to invest in the necessary infrastructure that will support our strategic growth plans in a more efficient and cost effective manner. This, in turn, will allow the management team to continue to successfully build the organic SM&A business and to add strategic acquisitions that can position SM&A as an even more prominent factor in the large commercial and government procurement sector.

•	As a private company, we have the ability to focus on our business, our clients, and our employees. The privatization of SM&A offers increased stability for senior leadership to implement strategic plans, and be true to our commitment to quality first, and revenue growth second.

•	A public company incurs a variety of expenses for governance regulatory oversight, and reporting. Those resources can now be invested in improving our operations.

•	We believe this Transaction is a way of providing predictability and stability for SM&A. Moreover, it allows for SM&A’s energy and resources to be focused on investing in our people, our clients, and our processes.
What’s in it for me?
For employees:
▪	Being a private company will allow us to allocate some of the resources previously required to operate as a publicly traded company to delivering on the strategic initiatives designed to improve our employees’ opportunities for success. For example, SM&A could use those resources to help implement a field management structure; roll out the project feedback and performance management process; and enhance operations’ service and efficiencies.

▪	Odyssey strongly believes in our Integrated Management product roadmap and wants to accelerate the completion of our product offerings through increased internal development and acquisitions.

With expanded product offerings, we will continue to provide our clients more value-added services, while providing our people opportunities to work on a greater variety of interesting and important projects.
For clients:
Being a private company will allow us to invest more quickly in the development and delivery of the full suite of product offerings in our Integrated Management roadmap. This will enhance the value that we can apply to our clients’ needs through long term investment in quality versus a short term focus on profitability.
For the company:
Odyssey has a long term investment view for SM&A. As a private company, we will be able to invest the needed resources to profitably grow our business without the pressures of meeting 13-week cycles of market expectations for earnings per share. For a company of our size, it is very difficult to operate with the tight tolerances where $100,000 in spending impacts earnings per share by one cent. Stability and predictability are enhanced for SM&A as a private company.
Privatization of SM&A allows us to make better investment decisions for our company by allowing us to focus on long term growth and quality instead of short term profitability.
For shareholders:
SM&A is a micro cap stock that is narrowly followed. On average, about 20,000 – 30,000 shares of SM&A stock are traded per trading day. Such a small market for our stock challenges our investors who are interested in buying or selling shares in material numbers. The 159% premium that our shareholders will be receiving is quite appealing and represents a more accurate value of our enterprise than the market price of our stock prior to the announcement of this Transaction.
Will there be a corporate name change?
As a private company, SM&A will still be called SM&A. However, once the Transaction officially closes, SM&A will no longer be listed on NASDAQ as we will cease to be a publicly traded company.

Will there be a new organizational structure for the company?
▪	The current organization will remain in place. Cathy McCarthy will continue in her role as CEO and President along with her current executive management team. Cathy is NOT retiring - she is looking forward to 2009 and beyond. We don’t anticipate any organizational changes outside those that occur in the normal course of business as we roll out the 2009 operating plan.

▪	The board of directors of SM&A will not continue with the organization past the closure of the Transaction. A new board of directors will be selected to provide appropriate oversight and strategic support.
How soon will the Transaction take place?
It’s difficult to predict when the Transaction will be finalized. Pending shareholder and governmental approval, we expect the Transaction to be completed prior to the end of 2008.
What is the Transaction process?
For the Transaction to go through, it must be approved by stockholders of SM&A, approved by the appropriate government regulatory bodies, and go through the customary closing process.
During this period of time, there is a possibility that a superior offer could be made for SM&A, and the board of directors will evaluate such an offer based on the terms of the agreement.
What happens next?
The management team and employees continue to implement the strategic plan and deliver exceptional service to our clients. The day to day operation of the company is not expected to change except that we will have greater resources to invest in strategic initiatives such as enhanced field structure and development of product/service offerings.
What if the Transaction doesn’t go through?
If the Transaction is not approved, we will continue to execute on the strategic plan approved by the board of directors and proceed forward as a publicly traded company.

Communications
How will we keep employees up to date on Transaction activities?
We recognize that employees are very interested about the new company ownership and what it means to them. We are committed to keeping employees informed about decisions as often and as quickly as possible.
Ongoing information will be available on the Transaction Section of the KM website and through emails and communication sessions with management. We will keep employees and leadership up to date on Transaction activities and decisions as they are made.
General Employee Questions
How can I find out more about our new owner?
Background information on Odyssey Investment Partners can be found at:
▪	www.odysseyinvestment.com
In the upcoming weeks, you will have an opportunity to hear directly from Odyssey regarding their reasons for wanting to do this Transaction, why they are so confident about investing in SM&A, how they manage the companies in their portfolio and what their expectations are for SM&A.
Business/Product Change
What is our business strategy?
Odyssey has been fully briefed on our existing strategic plan and wants to see it executed. This Transaction is designed to enhance SM&A’s ability to deliver on the 2009 plan under development and provide a pathway to increased profitable growth for years to come.
Compensation and Benefits
Will my benefits and compensation package change?
Your benefits and compensation will not change, with two exceptions:

•	Traditional equity awards will no longer be available as we will be a privately held company without public shareholders.

•	Similarly, the Employee Stock Purchase Program will no longer be offered.
As a normal course of business, management periodically reviews and amends benefits and compensation programs, and this will continue. For benefits based on years of service, you will be given credit for your tenure at SM&A.
What will happen to my stock options?
When the Transaction is officially closed, optionees that have outstanding options will become fully vested in those outstanding options. These options will then be cancelled and a payment will be made (less all applicable withholdings) equal to the number of options held with an option price of $6.25 or lower, times the differential between $6.25 and the option price. Details on exactly how this process will occur will be communicated well before the close.
What will happen to my stock purchase plan?
If the Transaction closes prior to the end of 2008, all contributions taken from participants beginning with the October 3rd payroll will be refunded via payroll. No shares will be purchased for the 4th quarter, and the Employee Stock Purchase Plan terminates.
If the Transaction closes some time in 2009, the 4th quarter Employee Stock Group purchase would take place on December 31st, and shares would be distributed approximately 7-10 days later, due to holiday period. Once the Transaction is complete, the Employee Stock Purchase Plan terminates.
If the Transaction is not approved, the Employee Stock Purchase Plan will continue in its current form.
What about options for shares in the private company?
The equity structures of private companies are very different than in public companies. Private companies usually don’t have broad based equity plans as can be typically found in public companies. Details of any equity plan have not yet been determined.

What is the future of SM&A, the private company?
While we cannot predict the future, privatization of SM&A provides opportunity to more fully focus our energy and resources on our priorities: our people, our clients, and our processes. We believe the future is bright for SM&A.